Exhibit 3.2

CERTIFICATE OF DESIGNATION OF
COMMON STOCK

HEI, INC.
STATEMENT OF DESIGNATION OF RIGHTS AND PREFERENCES

     The undersigned, Douglas J. Nesbit, Chief Financial Officer of HEI, Inc., a Minnesota corporation (the “Company”), does hereby file with the office of the Minnesota Secretary of State a Certificate of Designation of Common Stock of HEI, Inc. pursuant to Minnesota Statutes, Section 302A.401, Subd. 3. In connection therewith, the following statement is made:

1. The name of the corporation is HEI, Inc.

2. Pursuant to the provisions of Minnesota Statutes, Section 302A.401, Subd. 3 and Article III of the Amended and Restated Articles of Incorporation of HEI, Inc., the resolution authorizing the establishment of additional shares of Common Stock and fixing the relative rights and preferences thereof was approved by the unanimous voice vote of the members of the Board of Directors of HEI, Inc. present at a duly called meeting thereof held on March 16, 2004.

3. The resolution attached as Annex A hereto was adopted by the Board of Directors of HEI, Inc. in connection with establishing the additional shares of Common Stock, par value $.05 per share, of HEI, Inc.

      I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of HEI, Inc.

Dated: March 16, 2004	By:	/S/ Douglas J. Nesbit
Douglas J. Nesbit, Chief Financial
Officer of HEI, Inc.

ANNEX A TO
CERTIFICATE OF DESIGNATION OF
COMMON STOCK

HEI, INC.

RESOLVED, that the following designation with respect to 1,000,000 of the Company’s previously undesignated shares are hereby made:

Section 1. Designation of Additional Common Stock.

One Million (1,000,000) shares of the Company’s undesignated shares that are authorized by Article III of this Company’s Amended and Restated Articles of Incorporation are hereby designated Common Stock, par value $.05 per share, which shares shall have the identical rights and preferences as all other shares of the Company’s Common Stock.

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